UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2006

TRAMMELL CROW COMPANY
(Exact name of Registrant as specified in its charter)

Delaware	1-13531	75-2721454
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

2001 Ross Avenue Suite 3400 Dallas, Texas		75201
(Address of principal		(Zip code)
executive offices)

Registrant’s telephone number, including area code:  (214) 863-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 9, 2006, Trammell Crow Company (the “Company”) granted performance unit awards (the “Cash Performance Awards”) under its Long-Term Incentive Plan to the individuals named in the table below, who constitute all of the Company’s executive officers (the “Executive Officers”).  The Cash Performance Awards provide each Executive Officer the opportunity to earn a cash incentive payment if the Company achieves an identified performance target.  If the Company achieves the performance target, the amount of the cash incentive payment to be made under the awards, if any, will be determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors.  The maximum amount that may be paid to any Executive Officer for Cash Performance Awards under the Long-Term Incentive Plan in any calendar year is $5 million.  The performance period for the Cash Performance Awards is July 1, 2006 through December 31, 2006.  The performance target is based on the Company’s net income during that period.

Name	Title
E, Stevenson Belcher	Regional Director, Global Services—Western Operations
William F. Concannon	Vice Chairman
Diane Paddison	Chief Operating Officer—Global Services
James R. Groch	Chief Investment Officer and President—Funds and Investment Management
Matthew S. Khourie	President, Development and Investment—Central Operations
Michael J. Lafitte	President, Global Services
Derek R. McClain	Chief Financial Officer
T. Christopher Roth	President, Development and Investment—Eastern Operations
John A. Stirek	President, Development and Investment—Western Operations
Robert E. Sulentic	Chairman of the Board of Directors, Chief Executive Officer and President

The form of agreement pursuant to which the Cash Performance Awards were granted is filed as Exhibit 10.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Exhibit Title

10.1	Performance Unit Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAMMELL CROW COMPANY

Date: August 15, 2006	By:	/s/ J. Christopher Kirk
J. Christopher Kirk
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Performance Unit Award Agreement